Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
China Solar & Clean Energy Solutions, Inc. and Subsidiaries

To the Board of Directors
China Solar & Clean Energy Solutions, Inc. and Subsidiaries

We consent to the incorporation in the Registration Statement on Form S-1 for China Solar & Clean Energy Solutions, Inc. and its subsidiaries of our report dated March 31, 2007 on our audits of the financial statements of Deli Solar (USA), Inc. as of December 31, 2006 and 2005 and for the year then ended, which reports are incorporated in the Form S-1.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah

April 14, 2008